EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 21st day of November, 2016 (the “Effective Date”) between Norman Abdallah (“Executive”), an individual, and Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings given to them in Section 5 below.

In consideration of the mutual promises expressed herein, Executive and the Company have agreed as follows:

1. EMPLOYMENT.

(a) Effective Date and Term. This Agreement shall be effective as of the Effective Date and will continue indefinitely thereafter unless Executive’s employment terminates earlier in accordance with Section 3.

(b) Duties. Executive shall be employed as President and Chief Executive Officer with the duties and responsibilities associated with such positions in a company the size and nature of the company. Executive shall be the senior most executive of the Company. Executive agrees to devote Executive’s full business time and good faith best efforts to the performance of the duties attendant to Executive’s executive positions with the Company. Executive shall report directly and exclusively to the Company’s Board of Directors.

2. COMPENSATION AND BENEFITS.

(a) Annual Salary. Executive’s salary shall be $600,000 per year, less applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices for similarly situated executives; provided, however, Executive’s salary may be increased (but not decreased) by the Company’s Board of Directors (the “Board”) or its designee, in its sole discretion. The base salary in effect hereunder shall be referred to herein as the “Base Salary.”

(b) Annual Incentive Bonus. Executive shall be entitled to participate in all bonus compensation plans that the Company may offer, in accordance with the terms of any such plans and on a level commensurate with his position; provided that such plan shall provide for threshold and maximum payments of 50% and 200% of Executive’s Target Bonus, respectively and (ii) not permit the use of negative discretion to reduce the amount of otherwise earned (as determined by the Board or the compensation committee thereof in good faith) by Executive. The target for Executive’s annual bonus shall be one hundred percent (100%) of Executive annual salary (“Target Bonus”) and shall be earned based on the achievement of objective performance metrics established by the compensation committee of the Board after consultation with Executive. Executive’s entitlement to an annual incentive bonus under this subparagraph 2(b), and the amount of such bonus shall be determined by the Company in its good faith discretion; provided, however, if the terms of a written annual incentive bonus plan do not include provisions regarding the time of payment for an annual incentive bonus, payment of any such bonus shall occur within 15 days of the completion of the audit for the fiscal year to which the bonus relates but in any event by March 15 of year following performance year.

(c) Long Term Incentives. Executive shall be entitled to participate in the Del Frisco’s Restaurant Group 2012 Long-Term Incentive Plan in a manner commensurate with his position as determined in good faith by the Board or the appropriate committee thereof. Notwithstanding the foregoing, Executive shall receive a sign on award of 200,000 restricted stick units on the terms and conditions set forth on Exhibit A and shall receive an annual long-term award during 2017 having a grant date fair value of no less than $1,400,000 on the terms and conditions set forth on Exhibit B.

(d) Benefits.

  (i)Standard Employee Benefits. Executive shall be eligible for all employee benefits extended, from time to time, to all full-time employees of the Company, subject to the terms and conditions of the Company’s policies and employee benefit plans, as those policies and plans are amended or terminated from time to time.

 (ii)Executive Benefits. Executive shall also be entitled to participate in all benefit programs that are maintained by the Company and available to its executive officers generally, subject to the terms and conditions of those programs, as those programs are amended or terminated by the Board of Directors from time to time. Executive acknowledges that Executive shall have no vested rights under or in respect to Executive’s participation in any such program except as expressly provided under the terms thereof.

 (iii)Business Expenses. Executive shall be authorized to incur reasonable expenses for completion of his duties with the Company, including expenses for entertainment, travel, and similar items, in accordance with the terms and conditions of the Company’s expense reimbursement policy as in effect from time to time.

 (iv)Vacations. Executive shall be entitled to participate in the Company’s established vacation policy for executive officers, subject to the terms and conditions thereof.

(e) Relocation Allowance. Upon Executive’s relocation closer to the South Lake, Texas area, the Company shall pay Executive a relocation allowance in the amount of $115,000 cash signing bonus within 10 days of Executive’s start date.

3. TERMINATION AND SEVERANCE.

(a) Executive’s employment may be terminated in accordance with the following provisions:

 (i)Death. Executive’s employment shall immediately terminate upon Executive’s death.

  (ii)Disability. If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment; provided that such written notice may only be given after the expiration of the time period required under the definition of Disability below. In that event, Executive’s employment with the Company shall terminate effective on the later of (x) the fifteenth (15th) day after receipt of such notice by Executive or (y) the date specified in such notice, provided that within the fifteen (15) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

  (iii)Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause (as defined below) at any time upon written notice to Executive.

 (iv)Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, and such written notice shall contain a statement noting the reason(s) for the Cause termination. To the extent required by Section 5(a), and if such failure(s) are curable, Executive shall be given an opportunity to cure the failure(s) noted in such written notice as the reason(s) for the Cause termination.

 (v)Termination by Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) upon thirty (30) days’ written notice to the Company.

 (vi)Voluntary Termination by Executive Not Involving Good Reason. Executive may terminate Executive’s employment voluntarily for any reason other than a Good Reason upon sixty (60) days’ written notice to the Company (such 60-day period is herein referred to as the “Notice Period”). During the Notice Period, Executive shall continue to be employed by the Company subject to Section 1(b); provided, however, that (x) the Company shall have the right to shorten or eliminate the Notice Period in its good faith discretion and (y) if the Company shortens or eliminates the Notice Period, such action by the Company shall constitute neither (1) a termination of Executive’s employment by Executive pursuant to Section 3(a)(v) nor (2) a termination of Executive’s employment by the Company pursuant to Section 3(a)(ii), Section 3(a)(iii), or Section 3(a)(iv). In the event that the Company shortens or eliminates the Notice Period, the Company shall pay Executive’s salary for the entire Notice Period and shall also pay Executive the same bonuses and incentive payments that Executive would have been paid if Executive had remained employed through the end of the Notice Period.

(b) Severance Benefits.

 (i)Termination without Cause; Termination for Good Reason. If Executive’s employment terminates pursuant Section 3(a)(iii) or Section 3(a)(v), the Company agrees to provide Executive, as severance benefits, the following:

 (A)Payment of Executive’s base monthly salary plus a monthly amount equal to one-twelfth of Executive target annual bonus, in each case, in effect at the time of Executive’s Date of Termination during the Severance Period (defined below); and

 (B) Vesting of Executive’s equity incentive awards outstanding on the Date of Termination as follows: (i) for time-vested awards, Executive will be granted 18 months of additional vesting credit as of the Date of Termination and such awards shall be assumed to vest pro rata on a daily basis over the applicable vesting period and (ii) for performance-vested awards, a pro rata portion of such awards (based on the portion of the applicable performance period Executive was employed by the Company plus an additional 18 months) shall remain outstanding and will vest at the end of the applicable performance period to the extent the applicable performance targets are subsequently achieved;  and

(C)Payment of Executive’s medical premiums during the Severance Period for the medical coverage that Executive had elected to receive under the Company’s ERISA medical plan and that was in effect as of the Date of Termination, but only to the extent that Executive receives COBRA coverage during the Severance Period.

“Severance Period” means the eighteen (18) consecutive months immediately following the Date of Termination.

Unless delayed pursuant to Section 3(d), monthly severance payments pursuant to Section 3(b)(i)(A) will be paid to Executive in equal installments, beginning on the first pay date occurring after the 60th day following the Date of Termination. All of the severance benefits pursuant to this Subsection (b)(i) and Section 3(c) are conditioned upon Executive entering into a separation agreement and general release of all claims in favor of the Company and its affiliates (the “Release”) substantially on the form attached as Exhibit C, within the prescribed time period set forth therein, and Executive’s non-revocation of the Release during the revocation period prescribed therein. The Company shall provide Executive with the Release within five (5) business days after the Date of Termination. Time is of the essence so that the prescribed time periods therein expire within the sixty (60) day period following the Date of Termination.

 (ii)Termination for any other Reason. If Executive’s employment terminates pursuant to any provision of this Agreement other than pursuant to Section 3(a)(iii) or Section 3(a)(v) of this Agreement, the Company has no obligation to pay Executive any severance or other termination benefits.

(c) Change in Control.  This Section 3(c) shall apply if there is (i) a termination of Executive’s employment (A) by the Company for a reason other than for Cause or due to Executive’s death or Disability or (B) by Executive for Good Reason, in either case, during the two-year period after a Change in Control; or (ii) a termination of Executive’s employment prior to a Change in Control by the Company for a reason other than for Cause or due to Executive’s death or Disability, if the termination was at the request of a third party or otherwise arose in anticipation of such Change in Control (a termination described in either clause (i) or clause (ii), a “CIC Termination”).  If any such termination occurs, (A) Executive shall receive benefits set forth in Section 3(b), except that (I) the cash severance payment shall be equal to the product of 2.0 and the sum of Executive’s Base Salary and Target Bonus and such payment shall be paid in a lump sum to the extent consistent with Section 409A of the Code within thirty (30) days following the date of termination, (II)  vesting of Executive’s equity incentive awards outstanding on the Date of Termination as follows: (i) for time-vested awards, Executive will be granted 24 months of additional vesting credit as of the Date of Termination and such awards shall be assumed to vest pro rata on a daily basis over the applicable vesting period and (ii) for performance-vested awards, a pro rata portion of such awards (based on the portion of the applicable performance period Executive was employed by the Company plus an additional 24 months) shall remain outstanding and will vest at the end of the applicable performance period to the extent the applicable performance targets with respect to any performance goal tied to total stockholder return were achieved (and without regard to any other performance-based vesting criteria, which other criteria shall be deemed satisfied at the same level that the total stockholder return criteria is achieved), and (III) the period during which the payments for continued coverage under Section 3(b)(i)(C) are made shall be 24 months.

(d) Timing; Form of Payments. All benefits provided to Executive pursuant to Section 3(b)(i) or Section 3(c) (the “Severance Benefits”) will be subject to applicable federal and state income tax and employment tax withholdings and deductions and any other applicable withholdings and deductions. Notwithstanding anything else herein, to the extent any of the Severance Benefits are treated as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then (i) no such payment shall be made to Executive unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto), and (ii) if Executive is determined by the Company to be a “specified employee” for purposes of Code § 409A(a)(2)(B)(i) and the Company determines that delayed commencement of any portion of the Severance Benefits is required in order to avoid a prohibited distribution under Code § 409A(a)(2)(B)(i), commencement of such portion of the Severance Benefits will be delayed for six (6) months following Executive’s “separation from service” pursuant to Code § 409A, or, if sooner, until Executive’s death. Delayed Severance Benefits (if any) shall be payable in a lump sum on the first business day following the expiration of such six (6) month period, and any remaining Severance Benefits due shall be paid as otherwise provided in Section 3(b)(i). Notwithstanding the foregoing, to the maximum extent permitted by applicable law, payment of the Severance Benefits shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation § 1.409A-1(b)(4). The Severance Benefits shall be treated as a right to a series of separate payments. The provisions of this Agreement are intended to comply with the applicable requirements of Code § 409A and shall be limited, construed, and interpreted in accordance with such intent.

(e) Consequences of Material Violation of Promises. Executive acknowledges and agrees that the Company’s obligation to provide and Executive’s entitlement to receive the Severance Benefits shall cease immediately upon an intentional and material violation of Section 4(a) or a material and willful violation by Executive of Executive’s other obligations under Section 4 of this Agreement, in each case, only if such violation is not cured within 30 days of written notice of such violation from the Company.

4. EXECUTIVE’S COVENANTS

(a) Confidential Information and Trade Secrets. Executive acknowledges that the Company has trade, business, and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the term of this Agreement, Executive will receive Confidential Information. Executive acknowledges that the Confidential Information that Executive will receive during the term of this Agreement will be in addition to that which Executive has already received during Executive’s employment with the Company. Executive further acknowledges and agrees that Executive’s use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Confidential Information includes, but is not limited to, sales materials, technical information, processes, compilations of information, records, specifications, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is: (i) obtained by Executive from a source other than the Company or its affiliates, which source is not under a duty of non-disclosure in regard to such information; or (ii) becomes generally available to the public other than through disclosure by Executive in violation of the provisions of this Agreement. For purposes of clarity, the parties understand and agree that Confidential Information also does not include general know-how and/or general processes, systems, and procedures (such as general sales processes and best practices) that Executive has gained or gains by virtue of his experience working for the Company and/or within the “white-tablecloth restaurant” and/or “fine dining establishment” industries.

Executive is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis and requiring the keeping of information in secure areas. Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

During and following Executive’s employment by the Company, Executive shall hold in confidence and not directly or indirectly disclose, use (for Executive’s commercial advantage or otherwise), copy, make lists of, or make available to others any Confidential Information except in Executive’s good faith performance of Executive’s duties to the Company as an executive of the Company or to the extent authorized in writing by the Board or required by law or compelled by legal process. Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to promptly provide the Company with written notice that such disclosure is being or shall be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order, or other process used to compel disclosure.

Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company, its subsidiaries and affiliates.

Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements, and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Executive shall prepare, use, or be provided with as a result of Executive’s employment with the Company, shall be and remain the sole property of the Company. Upon termination of Executive’s employment hereunder, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, business proposals, contracts, agreements, and other repositories containing Confidential Information (including all copies thereof) in Executive’s possession, custody, or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly after the Date of Termination. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

Notwithstanding anything herein to the contrary, Executive may disclose to Executive’s spouse and any personal tax or financial advisor the United States Federal income tax treatment and tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to Executive relating to such tax treatment and tax structure.  In addition, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law.  Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s General Counsel.

(b) Non-Competition and Non-Solicitation. Executive acknowledges and agrees that the nature of the Confidential Information that the Company commits to provide to Executive during Executive’s employment by the Company would make it unlikely that Executive would be able to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Executive further acknowledges and agrees that the Company’s business is conducted in a highly competitive market. Accordingly, Executive agrees that during the Non-Competition Period (as defined below), Executive will not (other than for the benefit of the Company, its subsidiaries and affiliates pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, (i) regardless of the reason for termination, work for, engage in, or operate any restaurant business or restaurant operating or management company that (x) features the sale of steak where the sale of steak exceeds thirty percent (30%) of the restaurant’s revenues from food sales and (y) which is, or owns or operates restaurants, located within thirty (30) miles of any Del Frisco’s Double Eagle Steak House restaurant, any Del Frisco’s Grill restaurant, or any Sullivan’s Steakhouse restaurant (a “Competing Business”), or (ii) (x) hire, attempt to hire, contact with respect to hiring, or solicit with respect to hiring any employee of any Protected Company; or (z) solicit, encourage, or influence any suppliers or vendors of any Protected Company to cease doing business with any Protected Company or change the terms and conditions upon which they conduct their business with any Protected Company where Executive had, whether directly or indirectly, contact during the period of time that Executive was employed by the Company or its predecessors-in-interest or its affiliates (herein, the “Employment Period”) or business relations during the Employment Period with such vendors or suppliers, or about whom Executive possesses Confidential Information.

For purposes of this Section, “Non-Competition Term” means the Employment Period and the (18) consecutive months immediately following the Date of Termination.

If any court determines that any portion of this Section 4(b) is invalid or unenforceable, the remainder of this Section 4(b) shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 4(b), or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(c) Irreparable Harm. Executive acknowledges that Executive’s violation of the provisions of Section 4(a) or Section 4(b) of this Agreement will cause irreparable harm to the Company, and Executive agrees that the Company shall be entitled as a matter of right to an injunction restraining any violation or further violation of such provisions by Executive or others acting on Executive’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. Executive further covenants and warrants that Executive will not dispute in any proceeding that any given violation or further violation of the covenants contained in Section 4(a) or Section 4(b): (i) will result in irreparable harm to the Company; or (ii) could not be remedied adequately at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(d) Reasonableness of Restrictions. Executive understands and acknowledges that the Company has made substantial investments to develop its Confidential Information, goodwill, and other legitimate business interests. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by Section 4(b) is greater than any hardship Executive might experience by complying with its terms. Executive agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information, goodwill, and other legitimate interests of the Company. Executive specifically agrees that, given the senior executive nature of Executive’s position and national operations of the Company, any restriction other than on the basis specified in Section 4(b) would be inadequate to protect the company’s Confidential Information. Executive further agrees that the restrictions contained in Section 4(b) allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Accordingly, Executive covenants and warrants that Executive will not dispute in any proceeding that: (i) the restraints contained in Section 4(b) are reasonable and not greater than necessary to protect proprietary information and/or the goodwill or other business interests of the Company; or (ii) the scope of the restraints contained in Section 4(b) should be reformed so as to make them enforceable, if it is judicially determined that they are unenforceable as drafted.

5. DEFINITIONS.

(a) Cause. “Cause” shall mean any or all of the following:

 (i)Failure by Executive to substantially perform material duties hereunder or to devote Executive’s full time and effort to Executive’s position with the Company, other than any failure resulting from death, illness or injury, or Disability, that continues after written notice requesting such performance;

 (ii)Executive’s material violation of a material Company policy that results in significant and demonstrable damage to the Company’s business or reputation, which, to the extent such failure is curable, Executive does not cure within a period of thirty (30) days after written notice of such failure is provided to Executive by the Company;

 (iii)Executive’s conviction of or plea of guilty or nolo contendere to any felony; or

(iv) An intentional and material breach of Section 4(a) or a material and wilful breach of Executive’s other obligations under Section 4 of this Agreement, which, in either case, Executive does not cure within a period of thirty (30) days after written notice of such breach is provided to Executive by the Company.

(b) Change in Control. “Change in Control” shall have the meaning set forth in the Del Frisco’s Restaurant Group 2012 Long-Term Incentive Plan or any successor plan.

(c) Date of Termination. “Date of Termination” shall mean the date on which Executive’s termination of employment with the Company occurs; provided, however, to the extent that Executive is receiving compensation due to such termination of employment and such compensation is subject to Code § 409A, “Date of Termination” shall mean the date of Executive’s “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)).

(d) Disability.  “Disability” shall mean shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three (3) months during any six (6) month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

(e) Good Reason. “Good Reason” shall mean that any of the following events occurs without Executive’s consent:

 (i)The Company requires Executive to be based from a location that is outside of a fifty (50) mile radius of the Company’s principal executive offices as of the Effective Date;

 (ii)The Company materially decreases Executive’s Base Salary or Target Bonus level;

 (iii)A material breach by the Company of this Agreement; or

 (iv)A diminution in the title and/or duties, responsibilities, or authority of Executive.

Provided, however, for all of the events described in clauses (i), (ii), (iii), and (iv) immediately above, Good Reason will not exist (x) unless Executive has provided the Company with written notice of the circumstances that Executive believes constitute Good Reason within ninety (90) days after Executive knows, or through reasonable diligence, should know of such events and circumstances and (y) the Company has failed to cure within thirty (30) days of such notice. In the event the Company does not cure the identified circumstances on or before the expiration of the 30-day “cure” period referred to above, then Executive must terminate employment for Good Reason within ninety (90) days of the end of such cure period, or any later termination of employment by Executive will not constitute Good Reason based upon the same previously identified circumstances. Notwithstanding anything else herein, the Company and Executive may agree, in writing, to extend the 90-day period during which Executive must terminate employment for Good Reason.

(f) Protected Company. “Protected Company” shall mean, individually, each of the Company and all subsidiaries of the Company (together with each successor and assign of each).

6. Arbitration; Waiver of Right to Jury Trial.

(a) In the event any claim, demand, cause of action, dispute, controversy, or other matter in question (in this Section 6, a “Claim”) arises out of this Agreement (or its termination), whether arising in contract, tort, or otherwise and whether provided by statute, equity, or common law, that the Company may have against Executive or that Executive may have against the Company, or any of the Company’s subsidiaries or affiliates, or any of the foregoing entities’ respective officers, directors, employees, or agents in their capacity as such or otherwise, all such Claims shall be submitted to binding arbitration. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitrator shall apply the substantive law of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Section 6(a), including any Claim that all or part of this Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto and judgment upon the award resulting from arbitration may be entered in any court of competent jurisdiction. Venue for arbitration, and for any disputes relating to the enforceability of this Section 6(a) will be in Dallas County, Texas. All proceedings conducted pursuant to this Section 6(a), including any order decision or award of the arbitrator, shall be kept confidential by all parties. The Company shall reimburse Executive (and his beneficiaries) for any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between Executive and the Company, Executive’s employment with the Company, or the termination thereof if the Executive prevails on any material issue involved in such dispute (a “Dispute”); provided that in the event the Dispute involves events occurring after a Change in Control, the Company shall advance Executive (and his beneficiaries) for any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by Executive (or any of his beneficiaries) in resolving any such Dispute, subject to repayment if it is judicially determined that the Executive’s claim was frivolous or advanced in bad faith.  This Section 6(a) shall continue in effect after the termination of Executive’s employment or the termination of this Agreement.

(b) Notwithstanding any of the foregoing or any other provision of this Agreement, Executive and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under Section 6(a), and Section 6(a) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under Section 6(a).

(c) Executive and the Company agree that, in the event that the arbitration provision set forth in Section 6(a) is unenforceable, that all Claims shall be decided by trial before the court and not by a jury trial. The venue for any such trial shall be Dallas County, Texas.

(d) Executive acknowledges that by signing this Agreement, Executive is waiving any right that Executive may have to a jury trial in connection with, or relating to, a Claim.

7. MISCELLANEOUS.

(a) Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties regarding the subject matter hereof.

(b) Modification, Severability, and Waiver. Both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, the remainder of this Agreement shall remain valid and enforceable to the extent feasible. Any waiver of any term of this Agreement by the Company shall not operate as a waiver of any other term of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of the right of the Company to enforce any other provision of this Agreement.

(c) Notice to the Company. Notice to the Company shall have occurred and be effective when a written notice is delivered via certified mail to the then-current address of the Company’s principal office and to the attention of the Board Chair.

(d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Survival and Construction. Executive’s obligations under this Agreement will be binding upon Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The Company’s obligations under this Agreement will be binding upon the Company’s successors assigns and will inure to the benefit of Executive and Executive’s heirs, executors, and administrators. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof. Executive may not assign, pledge, grant a security interest in, hypothecate, or otherwise transfer any of its rights, duties, or obligations hereunder.

(f) No Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after Executive’s Date of Termination.

(g) Other Contractual Rights. Except as otherwise provided in Subsection (f), the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amount otherwise payable, or in any way diminish Executive’s existing rights, or right which would accrue solely as a result of passage of time under any employee benefit plan or other contract, plan, or arrangement of which Executive is a beneficiary or in which Executive participates.

[signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Effective Date.

DEL FRISCO’S RESTAURANT GROUP, INC.		Executive:

By:	/s/ Thomas J. Pennison, Jr.	/s/ Norman Abdallah
Printed Name: Thomas J. Pennison, Jr.		Printed Name: Norman Abdallah
Title: Chief Financial Officer/Treasurer

Exhibit A

Terms and Conditions of Sign On Equity Award

100,000 RSU’s with expiration at 12/31/22 (if not vested by that date). Units vest at $28/share**

Additional 100,000 RSU’s with expiration at 12/31/22 (if not vested by that date).  Units vest at $28/share or change in control.**

**Share price must equal or exceed $28 for minimum of 5 consecutive trading days.

50% of shares subject to award to be held until at least 1 year after share price target achieved.

50% of shares subject to award to be held until at least 12/31/22.

Except as set forth in the Employment Agreement, Award shall otherwise be subject to the standard terms and conditions applicable to RSUs granted to executive officers generally.

Exhibit B

Terms and Conditions of 2017 Equity Award

Award will have grant date fair value, as determined by the Board in good faith, of $1,400,000.

Grant structure as follows:

•	50% time based RSU’s vesting 1/3rd per year over 3 years
•	50% performance based PSU’s 3yr cliff vesting

Measurement for PSU’s:

a)

50% based on Total Shareholder Return over 3 year period as measured by DFRG Stock Price (target, minimum and maximum performance and TSR measurement to be approved by the Board consistent with the Board’s discussions with Executive)

b)

50% based on Return on Invested Capital over a 3 year period (target, minimum and maximum performance and ROIC measurement to be approved by the Board consistent with the Board’s discussions with Executive)

Except as set forth in the Employment Agreement, Award shall otherwise be subject to the standard terms and conditions applicable to RSUs granted to executive officers generally.

Exhibit C

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

WAIVER AND GENERAL RELEASE OF CLAIMS

This WAIVER AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into as of this ______ day of ______________________, 20____, by and between Norman Abdallah (“Executive”) and DEL FRISCO’S RESTAURANT GROUP, INC. (the “Company”).

1.	General Release.
a.

In consideration of the payments (less all applicable federal, state and local withholdings) set forth in Section 3(b)(i) [and 3(c)] of that certain Employment Agreement, dated November 21, 2016, by and between the Company and Executive (the “Employment Agreement”), Executive, on behalf of himself and his agents, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, partners, shareholders, agents, representatives and employees, and each of their respective affiliates, and each of the above listed person’s heirs (each, in their capacity as such), executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, or now has by reason of any matter, cause or thing whatsoever arising from Executive’s employment with the Company to the time he signs this Agreement (the “General Release”).  The General Release shall apply to any Claim of any type regarding Executive’s employment, including, without limitation, any Claims with respect to Executive’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company or any Releasee.

b.

Executive intends that this general release extend to any and all Claims of any kind or character related to the Company, and Executive, on behalf of himself, his agents, heirs, executors, successors and assigns, therefore expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims.

c.

Executive represents and warrants that Executive has not filed, and Executive will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement.  Nothing in this Agreement, however, shall be construed as prohibiting Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or participating in an investigation or proceeding conducted by the EEOC, although Executive hereby agrees that he is waiving any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any such investigation or proceeding conducted by the EEOC.  Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

d.

Nothing in this Section 1 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement or the Employment Agreement, (ii) Executive’s rights, if any, to any vested benefits as of Executive’s last day of employment with the Company under the terms of an employee compensation or benefit plan, program or agreement in which Executive is a participant, including, without limitation any right with respect to any equity interests in the Company or its affiliates that the Executive may own, (iii) Executive’s rights to indemnification under any indemnification agreement he has with the Company or any other Releasee, under the Employment Agreement and/or under the Company’s or any Releasee’s charter or bylaws, or to whatever coverage Executive may have under the Company’s or any Releasee’s directors’ and officers’ insurance policy for acts and omissions when Executive was an officer or director of the Company or of any Releasee, or (iv) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

2.

Consultation with Attorney; Voluntary Agreement.  The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement.  Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney.  Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above.  Executive acknowledges and agrees that the payments set forth in Section 4(c) of the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1.  Executive represents that he has read this Agreement, including the General Release set forth in Section 1 and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.

Effective Date; Revocation.  Executive acknowledges and represents that he has been given at least [twenty-one (21)][forty-five (45)] days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above, although he may sign and return it sooner if he so desires.  Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  Executive acknowledges and agrees that, if he wishes to revoke this Agreement, be must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period.  If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement (the “Release Effective Date”).  Executive further acknowledges and agrees that, in the event that he revokes this Agreement, it shall have no force or effect, and he shall have no right to receive any severance payment pursuant to Section 4(c) of the Employment Agreement.

4.

Warranty Against Prior Transfer of Released Claims.  Executive hereby represents and warrants to the Releasees that Executive is the sole owner of any Claims that Executive may now have or in the past had against any of the Releasees and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.

5.

Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

6.

Waiver.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.  This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

7.	Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.
8.	Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.
9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: _______________	Norman Abdallah
Dated: _______________	DEL FRISCO’S RESTAURANT GROUP, INC. By Name: Title: